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                                                                   EXHIBIT 10.2
                             FLOWSERVE CORPORATION
                              EMPLOYMENT AGREEMENT


         This Employment Agreement ("Agreement") is entered into this 15th day of June , 1999, between Flowserve Corporation ("Company") and Charles Scott Greer ("Executive").

                                   BACKGROUND

         The Company wishes to employ the Executive as successor Chief Executive Officer, first serving as President and Chief Operating Officer and then transitioning to Chief Executive Officer on the terms and conditions specified herein, and the Executive wishes to be employed by the Company on the terms and conditions specified herein.

                                   AGREEMENT

         In consideration of the premises, and for other valuable consideration, it is agreed as follows:

         1. General Agreement. The Company agrees to employ the Executive, and the Executive agrees to accept employment with the Company, as provided in this Agreement for the period beginning on the Effective Date and ending on June 30, 2005.

         2. Definitions. For purposes of this Agreement, the following terms, when capitalized, shall have the meanings specified below:

            (a) "Accrued Compensation" means the sum of (i) the Executive's annual base salary through the date his employment terminates to the extent not previously paid and (ii) the Executive's Historical Bonus multiplied by a fraction, the numerator of which is the number of complete months in the fiscal year of termination that precede the Executive's termination and the denominator of which is twelve.

            (b) "Board" means the Company's Board of Directors.

            (c) "Board Chairman" means Chairman of the Company's Board of Directors

            (d) "Cause" means (i) the Executive's continuing substantial failure to perform his duties for the Company (other than as a result of incapacity due to mental or physical illness) after a written demand is delivered to the Executive by the Board; (ii) the Executive's wilful engaging in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company; (iii) the Executive's conviction of a felony or his plea of guilty or nolo contendere to a felony, or (iv) the Executive's wilful and material breach of the confidentiality portion of this Agreement. "Cause" shall be determined as provided in Paragraph 6(e).



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            (e) "Disability" and "Disabled" refer to the Executive's failure to perform his duties with the Company on a full-time basis for 180 consecutive days, if an independent physician selected by the Company or its insurers and acceptable to the Executive (or, in the case of Executive's incapacity, his legal representative) finds that such failure has resulted from the Executive's inability to perform such duties because of his physical or mental incapacity.

            (f) "Effective Date" means July 1,1999.

            (g) "Employment Term" means the period beginning on the Effective Date and ending on June 30, 2005.

            (h) "Good Reason" means (i) the Executive's Removal from Office without Cause, (ii) the Company's (A) assignment of duties to the Executive that are materially inconsistent with his Office or (B) actions resulting in a material diminution of the Executive's position or duties, (iii) the Company's material failure to comply with any provision of this Agreement, and (iv) the Company's termination of the Executive's employment, other than as permitted by this Agreement. "Good Reason" shall be determined as provided in Paragraph 6(c).

            (i) "Historical Bonus" means, for the fiscal year in which the Executive's employment terminates, the Executive's highest annual bonus for the two fiscal years preceding termination, reduced by any annual bonus previously paid to him for the fiscal year of termination.

            (j) "Office" means, for the period preceding the Executive's appointment as Chief Executive Officer, the office of President and Chief Operating Officer. Once the Executive has been appointed Chief Executive Officer and/or Chairman, "Office" shall mean Chief Executive Officer and/or Chairman.

            (k) "Other Benefit" means any accrued compensation or benefit of the Executive other than Accrued Compensation that is payable on or after termination of employment under a plan, policy, or program of the Company. In case of the Executive's death before the end of the Employment Term, "Other Benefit" shall include a special death benefit equal to 36 months of the Executive's base salary at the rate in effect on the date of his death, which benefit shall be reduced by the death benefit payable with respect to the Executive under any life insurance program of the Company. In the case of the Executive's termination of employment on account of Disability, "Other Benefit" shall include a salary continuation payment equal to 70% of the Executive's base salary at the time he terminated employment on account of Disability, reduced by any disability payments made to the Executive for such period from another disability plan or program of the Company or Social Security. Such salary continuation payments shall end on the later of (i) the first anniversary of their commencement and (ii) June 30, 2005.

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            (l) "Removal from Office" means the Company's involuntary removal of the Executive from his Office; provided, however, the Executive's transition from President and Chief Operating Officer to Chief Executive Officer shall not constitute Removal from Office.

            (m) "Wilful" means that the Executive has acted, or failed to act, in bad faith or without reasonable belief that his act or omission was in the Company's best interest. For purposes of the preceding sentence, any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and pursuant to his belief that it is in the best interests of the Company.

            (n) "Welfare Benefit Plan" has the meaning given to such term by 29 U.S.C. Section 1002(1).

         3. Executive's Position and Duties. Until he becomes Chief Executive Officer in accordance with the terms hereof, the Executive shall serve as the Company's President and Chief Operating Officer. Not later than July, 2000, the Executive shall become the Company's full time Chief Executive Officer with general responsibility for and control of the Company's business and affairs, all in accordance with the provisions of this paragraph. The Executive shall have such authority, duties, and responsibilities as are commensurate with his position and as may be assigned to him from time to time by the Board. The Executive shall serve the Company diligently and faithfully, devoting substantially all of his time and attention during normal business hours to the business and affairs of the Company and to the faithful performance of his duties. The Executive shall not perform any other services for remuneration, unless the performance of such services is approved by the Executive Committee of the Board as being in the best interests of the Company. The Executive shall not engage in any activity that substantially interferes with the performance of his responsibilities to the Company. The Company shall use its best efforts to cause the Executive to be elected as a director of the Company at the first Board meeting after the Effective Date, and to remain as such throughout the term of this Agreement.

         4. Executive's Compensation. During the term of this Agreement, the Executive shall be entitled to the following compensation:

            (a) BASE SALARY. The Executive's initial base salary shall be $600,000 per year. The Executive's base salary may be increased, but not decreased throughout the term of this Agreement and shall be reviewed at least once every 12 months.

            (b) BONUS. For each fiscal year, in accordance with the Company's annual bonus plan, the Executive shall have an annual bonus opportunity with a reference rate equal to 70% of his base salary payable pursuant to Subparagraph (a) during that fiscal year. Upon the Executive becoming Chief Executive Officer, the reference rate referred to in the

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         preceding sentence shall increase to 75%. The Executive shall receive an annual bonus of at least $450,000 for fiscal year 1999.

            (c) STOCK OPTIONS. Upon commencing employment with the Company, the Executive shall be granted an option to purchase seven hundred thousand (700,000) shares of the Company's common stock. The purchase price for shares purchased pursuant to such option shall be the stock's fair market value on the date of grant. The Executive's option rights under the grant shall become exercisable with respect to one-third of the shares on June 30, 2002; June 30, 2003; and June 30, 2004; provided, however, subject to the terms of any change of control agreement between the Executive and the Company then in effect, the Executive's option rights under the grant that have not previously become exercisable shall be forfeited upon his termination of employment. The Executive shall not be granted additional options during the first three years of his employment.

            (d) RESTRICTED STOCK. Upon the Executive's commencement of employment with the Company, the Company shall grant the Executive one hundred thousand (100,000) shares of restricted common stock of the Company. Restrictions on these shares shall lapse with respect to one-third of the shares on June 30, 2000; June 30, 2001; and June 30, 2002; provided, however, subject to the terms of any change of control agreement between the Executive and the Company then in effect, the Executive's interest in the restricted shares shall be forfeited to the extent that his employment with the Company terminates before the restrictions lapse.

            (e) LONG-TERM INCENTIVE COMPENSATION PLAN. The Executive shall participate in the Company's long-term incentive compensation plan, beginning with the three-year cycle starting in 1999. Under the plan, long-term incentive compensation is tied to economic value added over three-year cycles, with a new three-year cycle beginning each year. Unless deferred pursuant to the participating executive's election, payment of compensation relating to a three-year cycle is made as soon as possible after the end of the cycle. The Executive's annual compensation under the plan shall be paid in accordance with the plan and be equal to 50% of the reference rate of the Executive's annual base salary payable pursuant to Subparagraph (a).

            (f) INCENTIVE, SAVINGS, RETIREMENT, AND WELFARE BENEFIT PLANS. The Executive shall be eligible to participate in all incentive compensation, savings, retirement, and Welfare Benefit Plans available to other senior executives of the Company.

            (g) VACATION. The Executive shall be entitled to at least four weeks of paid vacation per year.

            (h) FRINGE BENEFITS. The Executive shall be entitled to reimbursement of country club initiation fees and dues and automobile expenses and other appropriate fringe benefits in accordance with the Company's policies.

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            (i) OFFICE AND SUPPORT STAFF. The Executive shall be entitled to an office or offices with furnishings and other appointments appropriate to his position.

            (j) REIMBURSEMENT OF EXPENSES. The Executive shall be entitled to reimbursement of reasonable business expenses in accordance with the Company's policies.

            (k) MOVING EXPENSES. The Executive shall be entitled to reimbursement of any and all reasonable moving expenses of relocating to Dallas, Texas, pursuant to the Company's relocation policies. At the Executive's option, the Company will purchase the Executive's current principal residence in Bloomfield Hills, Michigan for a mutually agreeable price pursuant to the Company's relocation policies, which purchase price shall not be less than the Executive's cash investment in the residence.

            (l) ESTATE PLANNING REIMBURSEMENT. The Executive shall be entitled to a one-time reimbursement of up to $4,000 for set up fees for estate planning advisors. For a description of the annual reimbursement for tax planning, see Exhibit A.

         5. Location of Services. The Executive's principal office shall be located at the Company's headquarters, and he shall perform services under this Agreement at that location and at such other locations as may be necessary or appropriate to fulfill his obligations hereunder.

         6. Termination of Employment.

            (a) DEATH. The Executive's employment shall terminate automatically upon his death during the Employment Term.

            (b) DISABILITY. If the Executive becomes Disabled during the Employment Term, the Company may notify the Executive of its intention to terminate his employment pursuant to this Subparagraph (b). In such event, the Executive's employment shall terminate on the 30th day after the Executive receives such notice, unless he returns to substantially full-time performance of his duties within such 30-day period.

            (c) EXECUTIVE'S TERMINATION FOR GOOD REASON. To terminate his employment for Good Reason, the Executive must notify the Board of his intent to terminate employment for Good Reason and describe all circumstances that he believes in good faith to constitute Good Reason. If the Company corrects all situations constituting Good Reason and identified by the Executive within 30 days after receiving his notice, the Executive shall not be entitled to terminate for Good Reason. If the Company agrees to the Executive's termination for Good Reason or fails to correct the conditions identified by the Executive within 30 days after receipt of the Executive's notice, the Executive's employment shall terminate on the 30th day after the Company received his notice or such earlier date agreed to by the Company.

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            (d) EXECUTIVE'S TERMINATION WITHOUT GOOD REASON. If the Executive
         terminates his employment without Good Reason, he shall provide the Company at least 30 days' notice (which 30-day requirement may be waived by the Company) of his intent to terminate, state that the termination is without Good Reason, and identify his termination date. The Executive's termination date shall be the date specified in the notice provided pursuant to the preceding sentence or such earlier date as the Company designates after receiving the notice.

            (e) COMPANY'S TERMINATION FOR CAUSE. Before the Board terminates the Executive's employment for Cause, it shall provide the Executive an opportunity, after reasonable notice, to appear before the Board. To terminate the Executive for Cause, the Board must adopt a resolution terminating the Executive by affirmative vote of at least 75% of its members, after having given the Executive the opportunity to present his case to the Board. The Board's resolution must state that the Board finds in good faith that (i) the Executive is guilty of conduct constituting Cause, specifying the details of such conduct, and (ii) the Executive failed to cure such conduct within 30 days after receiving written notice from the Company detailing such conduct. The effective date of the Executive's termination for Cause shall be the date on which the Executive receives a copy of the resolution adopted by the Board or such later date specified in the resolution.

            (f) COMPANY'S TERMINATION WITHOUT CAUSE. If the Company terminates the Executive's employment without Cause, it shall notify the Executive of its decision and state that the termination is without Cause. The effective date of the Executive's termination shall be the date on which he receives the Company's notice or such later date as specified in the notice.

         7. Company's Obligations on Termination of Employment.

            (a) DEATH. If the Executive's employment is terminated by reason of his death during the Employment Term, this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement, other than for payment of Accrued Compensation and the timely payment or provision of Other Benefits. Accrued Compensation shall be paid to the Executive's estate or beneficiary, as applicable, in a lump sum in cash within 30 days after the Executive's death, and Other Benefits shall be paid pursuant to the applicable plan, program, or policy of the Company.

            (b) DISABILITY. If the Executive's employment is terminated by reason of his Disability during the Employment Term, this Agreement shall terminate without further obligations to the Executive, other than for payment of Accrued Compensation and the timely payment or provision of Other Benefits. Accrued Compensation shall be paid to the Executive in a lump sum in cash within 30 days after his employment terminates, and Other Benefits shall be paid pursuant to the applicable plan, program, or policy of the Company. Notwithstanding the preceding provisions, all stock-based awards that would have become

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         vested by the end of the fiscal year in which the Executive's employment terminates on account of Disability shall become vested upon the termination of his employment, and any stock options or other exercisable awards shall remain exercisable as if the Executive's employment had terminated on June 30, 2005.

            (c) COMPANY'S TERMINATION FOR CAUSE. If the Executive's employment is terminated for Cause, or the Executive terminates his employment without Good Reason during the Employment Term, this Agreement shall terminate without further obligations to the Executive, other than for payment of Accrued Compensation, the payment of any compensation previously deferred by the Executive pursuant to a non-qualified deferred compensation plan and not previously paid, and the timely payment of Other Benefits. Accrued Compensation shall be paid to the Executive in a lump sum in cash within 30 days after his employment terminates, and Other Benefits and deferred compensation referred to in the preceding sentence shall be paid pursuant to the applicable plan, program, or policy of the Company.

            (d) COMPANY'S TERMINATION FOR REASON OTHER THAN CAUSE, DEATH, OR DISABILITY OR EXECUTIVE'S TERMINATION FOR GOOD REASON. If the Company terminates the Executive's employment for a reason other than Cause or Disability, or if the Executive terminates his employment for Good Reason, the Company shall continue to compensate the Executive pursuant to this Subsection (d) until the earlier of (i) eighteen (18) months after the termination of employment or (ii) June 30, 2005. For purposes of this Subsection (d), (i) the Executive's base salary shall continue at the rate in effect on his termination of employment, (ii) his annual bonus and long-term incentive compensation shall continue at the rate for the fiscal year immediately preceding his termination of employment, (iii) he shall not receive further awards of stock-based incentive compensation, such as stock options and restricted stock, (iv) he shall participate in the Company's benefit plans on the same terms and conditions as actively employed executives of the Company, and (v) all benefits and protections to which he was previously entitled under any change of control agreement or program of the Company shall lapse. If the Executive is no longer eligible to participate in a benefit plan of the Company because he is no longer an employee, the Company shall provide a benefit equivalent to the benefit to which Executive would have been entitled under such plan if he had remained an employee; provided however, the Executive shall not be reimbursed for the loss of his ability to make elective deferrals under any qualified defined contribution plan of the Company.

            (e) NON-EXCLUSIVITY OF RIGHTS. This Agreement shall not prevent the Executive from participation in any plan, program, policy, or practice of the Company according to its terms or, subject to Section 8, affect the Executive's rights under any agreement with the Company. Benefits that are vested or that the Executive is otherwise entitled to receive under any plan, policy, practice, or program of, or any agreement with, the Company at or after the termination of his employment shall be payable in accordance with such plan, policy, practice, program, or agreement, except as expressly modified by this Agreement.

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         8. Termination Following Change of Control. If the Executive's
employment terminates during the Employment Term but following a change of control (as defined in a signed change of control agreement between the Company and the Executive) during the Employment Term, the Executive shall receive compensation upon such termination pursuant to the change of control agreement and not pursuant to this Agreement. Effective as of the date of this Agreement, the Company and the Executive have entered into the Change of Control Agreement attached hereto as Exhibit B.

         9. Non-Competition Agreement. As part of this Agreement, the Executive shall enter into the Non-Competition Agreement attached hereto as Exhibit C. Notwithstanding any provision to the contrary hereunder, the Company's obligations to the Executive hereunder shall be limited as provided in the Non-Competition Agreement, which Agreement shall not terminate until the date provided therein, regardless of the date on which this Agreement terminates.

         10. Confidentiality.

             (a) The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge, or data relating to the Company or any of its affiliated companies, and their respective businesses, that has been acquired by the Executive during his employment and that has not become public knowledge (other than by acts by the Executive or his representatives in violation of this Agreement). After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company's Board or as may otherwise be required by law or legal process, or to enforce his rights under this Agreement, or as necessary to defend himself against a claim asserted directly or indirectly by the Company or its affiliates, communicate or divulge any such information, knowledge, or data that is not otherwise publicly available to anyone other than the Company and those designated by it. An asserted violation of this Paragraph shall not be a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

             (b) In the event of a breach or threatened breach of this Paragraph, the Executive agrees that the Company shall be entitled to seek injunctive relief in a court of appropriate jurisdiction to remedy such breach or threatened breach, and the Executive acknowledges that damages would be inadequate and insufficient.

             (c) The Executive's obligations under this Paragraph shall continue forever.

         11. Indemnification. The Company agrees that if the Executive is made a party, or is threatened to be made a party, to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he is or was a director, officer, or employee of the Company, the Executive shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company's certificate of incorporation or bylaws or

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resolutions of the Board or, if greater, by the laws of the State of New York, against all cost, expense, liability, and loss (including, without limitation, attorneys' fees, judgments, fines, ERISA excise taxes, or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith, all as provided in the Company's Directors and Officers Indemnification Agreement, attached hereto as Exhibit D. The Company agrees to continue and maintain a directors' and officers' liability insurance policy covering the Executive to the extent the Company provides such coverage for its other executive officers.

         12. Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

            If to the Executive:

            Charles Scott Greer
            160 Chesterfield Road
            Bloomfield Hills, MI   48304

            If to the Company or Board:

            Flowserve Corporation
            222 W. Las Colinas Blvd., Suite 1500
            Irving, TX   75039
            Attention: Vice President, Secretary and General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

         13. Severability. Each provision of this Agreement shall be considered severable. If a court finds any provision to be invalid or unenforceable, the validity, enforceability, operation, and effect of the remaining provisions shall not be affected, and this Agreement shall be construed in all respects as if the invalid or unenforceable provision had been omitted or limited in accordance with the court's ruling.

         14. Assignability. This Agreement may not be assigned by the Executive, because it is personal in nature. The Company may assign, delegate, or transfer this Agreement and all of its rights and obligations hereunder to any successor in interest, any purchaser of substantially all of the Company's assets, or any entity to which the Company transfers all or substantially all of its assets before or after the term of this Agreement. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

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         15. Governing Law and Waiver. The laws of the State of New York shall govern the construction, enforceability, and interpretation of this Agreement. The parties intend this Agreement to supplement, but not displace, their respective rights and responsibilities under the laws of the State of New York, as amended from time to time. The failure of either party to insist upon performance of any provision of this Agreement or to pursue his or its rights hereunder shall not be construed as a waiver of any such provision or the relinquishment of any such right.

         16. No Party Deemed Drafter. Neither the Company nor the Executive shall be deemed to be the drafter of this Agreement, and, if this Agreement or any provision thereof is construed in any court or other proceeding, said court or other adjudicator shall not construe this Agreement or any provision thereof against either party as the drafter thereof.

         17. No Oral Modifications. This Agreement may not be modified orally. Any change of this Agreement must be made in writing and signed by the Executive and an officer of Company.

         18. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.


                                       FLOWSERVE CORPORATION


                                       By: /s/ Hugh Coble
                                           -------------------------------------

                                              Chairman - Executive Committee
                                       Title: Board of Directors
                                              ----------------------------------

ATTEST:


/s/ Ronald F. Shuff                    /s/ Charles Scott Greer
-----------------------------------    ------------------------------------
Signature  Ronald F. Shuff             Charles Scott Greer

Vice President - Secretary
and General Counsel
-----------------------------------
Title

[FLOWSERVE LOGO]
                                                                       EXHIBIT A



                              Flowserve Corporation
                       CEO/COO Executive Officer Benefits

The following itemized list represents the benefits afforded to an incumbent CEO/COO Executive Officer of Flowserve Corporation as of May 1, 1999. These benefits, as described, should be considered to be inclusive in any offer of employment on behalf of Flowserve for a position at this level.


TAX AND ESTATE PLANNING

     o   Up to $8,000 annual reimbursement for tax planning

     o Up to $4,000 additional one-time reimbursement for first-year estate planning

AUTOMOBILE ALLOWANCE

     o   $1,360/month

COUNTRY CLUB MEMBERSHIP

     o   Dues and membership fees

AIR TRAVEL

     o   First Class travel

     o   Reimbursement for one airline VIP club membership

PARKING

     o   Executive Officer reserved parking

MEDICAL BENEFITS AND RETIREMENT PLAN

     o One complete physical examination per annum at the facility of incumbent's choice

     o Flexible benefits plan for health and welfare and qualified retirement plan coverage. See attached brochure for plan details.

     o   Executive SERP. To be determined on or before December 31, 1999.

[FLOWSERVE LETTERHEAD]

                                                                       EXHIBIT B

                                  June 7, 1999


Charles Scott Greer
160 Chesterfield Road
Bloomfield Hill, MI  48304

Dear Mr. Greer:

         Flowserve Corporation (the "Company") considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its shareholders. In this connection, the Company recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may exist; and that the mere possibility of a change in control can raise distracting and disrupting uncertainties and questions among management personnel, can interfere with their whole-hearted attention and devotion to the performance of their duties, and can even lead to their departure, all to the detriment of the best interests of the Company and its shareholders. Accordingly, the Board of Directors of the Company (the "Board") has determined that the best interests of the Company and its shareholders would be served by assuring to certain executives of the Company, including yourself, the protection provided by an agreement which defines the respective rights and obligations of the Company and the executive in the event of termination of employment subsequent to a change in control of the Company.

         In order to induce you to remain in the employ of the Company, this letter agreement sets forth the severance benefits which the Company agrees will be provided to you in the event your employment with the Company is terminated subsequent to a "change in control of the Company" (as defined in paragraph 2) under the circumstances described below.

         Except where the context otherwise indicates, the term "Company" hereinafter includes the Company and any successor.

         1. OPERATION AND TERM OF AGREEMENT. This agreement, although effective immediately, shall not become operative unless and until there has been a change in control of the Company. None of the provisions of this agreement shall be applicable to any termination of your employment, however occurring, which is effective prior to a change in control of the Company. This agreement shall continue until June 30, 2005, subject to extension beyond that date by mutual consent, or until your normal retirement date (your "Normal Retirement Date") under the Company's defined benefit pension plan in which you participate or a successor plan, whichever is sooner. If your Normal Retirement Date is after June 30, 2005, the Company will review this agreement with you before June 30, 2005, for the purpose of determining whether or not an extension beyond June 30, 2005 is mutually agreeable and, if so, on what basis and for how long.

         2. CHANGE IN CONTROL. No benefits shall be payable hereunder unless there shall have been a change in control of the Company, as set forth below, and your employment with the Company shall thereafter have been terminated in accordance with paragraph 3 below. For purposes

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June 7, 1999
Page 2

of this agreement, a "change in control of the Company" shall mean any change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); provided that, without limitation, such a change in control shall be deemed to have occurred if (i) any "person" (as such term is defined in Sections 13(d) and 14(d)(2) of the Exchange Act) other than the Company or an entity then controlled by the Company is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities; (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Company's shareholders, of each new Director was approved by a vote of at least two-thirds of the Directors then still in office who were Directors at the beginning of the period; (iii) the Company merges or consolidates with another corporation and the Company or an entity controlled by the Company immediately prior to the merger or consolidation is not the surviving entity; or (iv) a sale, lease, exchange, or other disposition of all or substantially all of the assets of the Company takes place and an entity (or entities) controlled by the Company is (are) not the transferee(s) of such assets.

         3. TERMINATION FOLLOWING CHANGE IN CONTROL. (A) If any of the events described in paragraph 2 constituting a change in control of the Company shall occur during the term of this agreement, then upon any subsequent termination of your employment at any time within two years following the occurrence of such event, regardless of the stipulated expiration date of this agreement, you shall be entitled to the compensation and benefits provided by this agreement, as set forth in paragraph 5, unless such termination is because of your death.

         (B) Notwithstanding anything in this Agreement to the contrary, if your employment is terminated by the Company prior to a change in control, where a change in control in fact occurs, and you reasonably demonstrate that such termination was at the request of a third party who effectuates such change in control, or that such termination was directly related to or in anticipation of such change in control, then, for all purposes of this agreement, you shall be entitled all payments and benefits provided under this agreement.

         4. NOTICE AND DATE OF TERMINATION. (A) Any termination of your employment subsequent to a change in control of the Company shall be consummated by written Notice of Termination given to the other party. For purposes of this agreement, "Notice of Termination" shall mean a notice which indicates the specific termination provision or provisions in this agreement relied upon, if any, and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment.

         (B) "Date of Termination" shall mean (i) if your employment is terminated by the Company, the effective date specified in the Notice of Termination; or (ii) if your employment is

June 7, 1999
Page 3

terminated for any other reason, the date on which Notice of Termination is given or the effective date specified in the Notice, whichever is later. For purposes of this agreement, termination of your employment shall be deemed to have occurred within two years following the occurrence of a change in control of the Company if the Date of Termination is within such two year period.

         5. COMPENSATION AND BENEFITS TO BE PROVIDED. (A) The compensation and benefits to be provided to you pursuant to paragraph 3 of this agreement upon termination of your employment with the Company under specified circumstances within two years following a change in control of the Company include the following:

            (i) Subject to the provisions of paragraph 8 hereof, the Company shall pay to you as severance pay in a lump sum in cash on the fifteenth day following the Date of Termination, the following amounts:

                (a) Your full salary (whether deferred or not) through the Date of Termination at your annual base salary rate in effect at the time Notice of Termination is given; and also the amount of the award or awards (whether deferred or not), if any, with respect to any completed period or periods which has been earned by or awarded to you pursuant to any incentive compensation plan or arrangement but which has not yet been paid to you.

                (b) In lieu of any further salary and incentive compensation payments to you for periods subsequent to the Date of Termination, an amount (the "Additional Compensation Payment") equal to 300% of the sum of (x) your annual base salary at the rate in effect as of the Date of Termination (or, if higher, at the rate in effect at the time of the change in control) and (y);

            (I) for periods beginning after July 1, 1999, and ending before
                January 1, 2001, the greater of (1) the average annual amount awarded to you under any incentive compensation plans or arrangements for the two fiscal years immediately preceding the fiscal year during which the Date of Termination occurs (whether or not fully paid) or (2) the average of the target incentives ("Target Incentives") under any such compensation plans or arrangements in effect for the year of the Date of Termination, and the following two calendar years, provided that the Target Incentives for the following two calendar years shall be, where not established prior to such change in control, the greater of the applicable Target Incentives of such compensation plans or arrangements for either the year of the change in control or Date of Termination, where differing;

June 7, 1999
Page 4

            (II) for periods beginning on or after January 1, 2001, the average of such Target Incentives, as defined and calculated above.

                 (c) With respect to each option granted to you under a stock option plan adopted or assumed by the Company (an "Option") which is then outstanding, whether or not then fully exercisable, and the exercise price of which is less than the Fair Market Value of a share of Common Stock of the Company ("Company Shares") on the Date of Termination, an amount in cash equal to the excess of such Fair Market Value over the exercise price. As used in this subparagraph, "Fair Market Value" shall mean (1) the mean between the representative closing bid and asked quotations for Company Shares in the over-the-counter market on the Date of Termination (or last trading date prior thereto) as reported by the National Association of Securities Dealers, Inc. through NASDAQ; or (2) in the event the Company Shares are listed on any exchange or in the NASD National Market System, the last sale price on such exchange or System on the Date of Termination (or last trading date prior thereto) or, if there are no sales on such date, the mean between the representative bid and asked prices for Company Shares on such exchange or System at the close of business on such date; or (3) in the event that there is then no public market for the Company Shares or that trading in the Company Shares is sporadic and the mean between any bid and asked prices is not representative of fair market value, the fair market value of the Company Shares determined in accordance with Section 20.2031-2(f) of the Treasury Regulations or any successor provision thereto. Any Option for which payment is made as prescribed in this subparagraph (c) shall be canceled effective upon the making of such payment. Notwithstanding the foregoing, if you give to the Company, prior to your receipt of payment pursuant to this subparagraph (c), written instructions to the effect that you do not wish to receive payment for your Option(s) (or any one or more of them) as provided herein (because, for example, of the possible triggering of liability under Section 16 of the Exchange Act), then, to the extent specified by you, such payment for such Option(s) shall not be made, and such Option(s) shall remain in effect in accordance with its (their) terms.

                 (d) Anything in any incentive compensation plan or
            arrangement, or any action taken by the Board or any committee of the Board pursuant thereto to the contrary notwithstanding, any awards, whether in cash or Company Shares, made under any such plan or arrangement prior to the Date of Termination which have been credited to your account but the payment of which has been deferred.

                 (e) All legal fees and expenses reasonably incurred by you in good faith as a result of such termination (including all such fees and expenses, if any, incurred

June 7, 1999
Page 5

         in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this agreement).

            (ii) The Company shall, at its expense, maintain in full force and effect for your continued benefit all life insurance, medical, health and accident plans, programs and arrangements in which you were entitled to participate at the time of the change in control, provided that your continued participation is possible under the terms of such plans, programs and arrangements. In the event that the terms of any such plan, program or arrangement do not permit your continued participation or that any such plan, program or arrangement has been or is discontinued or the benefits thereunder have been or are materially reduced, the Company shall arrange to provide, at its expense, benefits to you which are substantially similar to those which you were entitled to receive under such plan, program or arrangement at the time of the change in control. The Company's obligation under this subparagraph (ii) shall terminate on the earliest of the following dates: (a) the third anniversary date of the Date of Termination; (b) your Normal Retirement Date; or (c) the date an essentially equivalent and no less favorable benefit is made available to you at no cost by a subsequent employer. At the end of the applicable period of coverage set forth above, you shall have the option to have assigned to you, at no cost and with no apportionment of prepaid premiums, any assignable insurance owned by the Company and relating specifically to you.

            (iii) In the event that because of their relationship to you, members of your family or other individuals are covered by any plan, program, or arrangement described in subparagraph (ii) above immediately prior to the Date of Termination, the provisions set forth in subparagraph (ii) shall apply equally to require the continued coverage of such persons; provided, however, that if under the terms of any such plan, program or arrangement, any such person would have ceased to be eligible for coverage during the period in which the Company is obligated to continue coverage for you, nothing set forth herein shall obligate the Company to continue to provide coverage for such person beyond the date such coverage would have ceased even if you had remained an employee of the Company.

            (iv) The Company shall pay a supplemental monthly retirement benefit ("Supplemental Pension Benefit") to you which is equal to the excess, if any, of (a) the aggregate amount which would have been payable to you monthly under all noncontributory pension and retirement plans, agreements, and other arrangements of the Company had you remained an employee of the Company (at an annual compensation rate equal to one-third of the Adjusted Additional Compensation Payment (computed as hereinafter provided) to which you would be entitled under subparagraph 5(A)(i)(b)) until the earlier of your Normal Retirement Date or the second anniversary date of the Date of Termination, over (b) the aggregate amount actually payable to you monthly under such plans, agreements or arrangements. Calculation of the amounts described in (a) and (b) above shall be made

June 7, 1999
Page 6

         assuming the same form of payment and that you have elected the maximum preretirement death benefit payable under the defined benefit pension plan of the Company or any of its subsidiaries in which you participate (the "Qualified Plan"). Payment of any Supplemental Pension Benefit shall be made to you in the same form and at the same time as payment of benefits under the Qualified Plan. "Adjusted Additional Compensation Payment" shall be computed in the same fashion as Additional Compensation Payment except that there shall be excluded, in such computation, any compensation payable under the Long Term Incentive Plan. For purposes of clarification only, the Company's obligation to pay the Supplemental Pension Benefit shall in no way be affected if the Company elects to structure the Qualified Plan as a "cash balance" plan, as such term may be defined by applicable federal government regulations.

            (v) The Company shall enable you to purchase the automobile, if any, which the Company was providing for your use at the time Notice of Termination was given at the wholesale value of such automobile at such time. However, if the Company was providing you a monthly car allowance, in lieu of actually providing a car, at the time of such Notice of Termination, then the Company shall instead pay you a lump sum, in addition to all other payments due to you hereunder, equal to 24 times the greater of the monthly car allowance payable to you at the time of (i) the change of control of the Company or (ii) the Date of Termination, where differing. Such lump sum shall be paid to you in cash on the fifteenth day following the Date of Termination.

         (B) You shall not be required to mitigate the amount of any payment provided for in subparagraphs 5(A)(i) or 5(A)(iv) by seeking other employment or otherwise, nor shall the amount of any payment provided for in such subparagraphs be reduced by any compensation earned by you after the Date of Termination as the result of employment by another employer or otherwise.

         6. RIGHTS AS FORMER EMPLOYEE. Nothing contained in this agreement shall be construed as preventing you, and shall not prevent you, following any termination of your employment whether pursuant to this agreement or otherwise, from thereafter participating in any benefit or insurance plans, programs or arrangements (including without limitation, any retirement plans or programs) in the same manner and to the same extent that you would have been entitled to participate as a former employee of the Company had this agreement not been executed.

         7. SUCCESSORS. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to you, to expressly assume and agree to perform this agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

June 7, 1999
Page 7

         This agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amounts would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid to such beneficiary or beneficiaries as you shall have designated by written notice delivered to the Company prior to your death or, failing such written notice, to such beneficiary or beneficiaries as you shall have designated to receive benefits to be distributed under the Qualified Plan.

         8. GROSS-UP OF PAYMENTS DEEMED TO BE EXCESS PARACHUTE PAYMENTS. (A) The Company and you acknowledge that, following a change in control of the Company, one or more payments or distributions to be made by the Company to or for your benefit (whether paid or payable or distributed or distributable pursuant to the terms of this agreement, under some other plan, agreement, arrangement or otherwise) (a "Payment") may be determined to be an "excess parachute payment" that is not deductible by the Company for federal income tax purposes and with respect to which you will be subject to an excise tax because of Sections 28OG and 4999, respectively, of the Internal Revenue Code (hereinafter referred to respectively as "Section 28OG" and "Section 4999"). It is the Company's intention to fully protect you against and compensate you for any application of such excise tax by making to you Gross-Up Payments as provided in this paragraph 8. In furtherance and not in limitation of the foregoing, the Gross-Up Payments will be sufficient to fully protect and compensate you even if the amounts determined to constitute excess parachute payments are increased due to your deferral from time to time of compensation payable to you by the Company.

         (B) If your employment is terminated after a change in control of the Company occurs, the Company shall make an initial determination whether any Payment would be an excess parachute payment and shall communicate its determination, together with detailed supporting calculations, to you within 20 days after the Date of Termination. The Company's determination and calculations will be final and binding upon you unless you notify the Company within 21 days after you receive the Company's determination and calculations that you dispute the same. If, within 10 days after you so notify the Company (or within such longer period as you and the Company may agree), the Company and you are unable to agree upon the determination and calculations, then the Company and you shall, within 3 days thereafter, choose a nationally recognized accounting firm (the "Accounting Firm") to deliver its determination (and supporting calculations) concerning the matter(s) in dispute. The Accounting Firm's determination shall be delivered to the Company and you within 20 days after such Firm's appointment and shall be final and binding on all parties. With respect to your costs incurred in contesting the Company's determination and calculations, if the final determination by the Accounting Firm is more than 2% different from the determination proposed by the Company, then the Company shall pay or reimburse all costs incurred by you with respect to such determination. In all other cases, you shall pay all such costs. All costs incurred by the Company in connection with such determination and contest, and the costs of the Accounting Firm's determination, shall be borne

June 7, 1999
Page 8

by the Company. The Company and you shall cooperate with each other and the Accounting Firm, and shall provide necessary information so that the Company, you and the Accounting Firm may make all appropriate determinations and calculations.

         (C) If it is determined (pursuant to subparagraph (B) or otherwise) that any Payment gives rise, directly or indirectly, to liability on your part for excise tax under Section 4999 (and/or any penalties and/or interest with respect to any such excise tax), the Company shall make additional cash payments (the "Gross-Up Payments") to you, from time to time and at the same time as any Payment constituting an excess parachute payment is paid or provided to you (or as promptly thereafter as is possible), in such amounts as are necessary to put you in the same position, after payment of all federal, state and local taxes (whether income taxes, excise taxes under Section 4999 or otherwise, for other taxes, and taking into account all such taxes payable with respect to the Gross-Up Payments) and any and all penalties and interest with respect to any such excise tax, as you would have been in after payment of all federal, state and local income taxes if the Payments had not given rise to an excise tax under Section 4999 and no such penalties or interest had been imposed. For purposes of determining the amount of any Gross-Up Payments, you will be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year that the payment is to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of your residence, net of the maximum reduction in federal income taxes that could be obtained by deducting such state and local taxes.

         (D) Pending a final determination of the amount of any Gross-Up Payment payable to you, you shall have the right to require the Company to pay to you all or any portion of such amount as preliminarily determined and calculated by the Company. Such payment shall be made by the Company within two days after receipt of notice from you requiring the same.

         (E) If the Internal Revenue Service determines that any payment gives rise, directly or indirectly, to liability on your part for excise tax under
Section 4999 (and/or any penalties and/or interest with respect to any such excise tax) in excess of the amount, if any, previously determined by the Company or the Accounting Firm, as the case may be, the Company shall make further additional cash payments to you not later than the due date of any payment indicated by the Internal Revenue Service with respect to such matters, in such amounts as are necessary to put you in the same position, after payment of all federal, state and local taxes (whether income taxes, excise taxes under Section 4999 or otherwise, or other taxes, and taking into account all such taxes payable with respect to the Gross-Up Payments) and any and all penalties and interest with respect to any such excise tax, as you would have been in after payment of all federal, state and local income taxes if the Payments had not given rise to an excise tax under Section 4999 and no such penalties or interest had been imposed.

June 7, 1999
Page 9

         (F) If the Company desires to contest any determination by the Internal Revenue Service with respect to the amount of excise tax under Section 4999, you shall, upon receipt from the Company of an unconditional written undertaking to indemnify and hold you harmless (on an after-tax basis) from any and all adverse consequences that might arise from the contesting of that determination, cooperate with the Company in that contest at the Company's sole expense. Nothing in this subparagraph (F) shall require you to incur any expense other than expenses with respect to which the Company has paid you sufficient sums so that after your payment of the expense and taking into account the payment by the Company with respect to that expense and any and all taxes that may be imposed upon you as a result of your receipt of that payment, the net effect is no cost to you. Nothing in this subparagraph (F) shall require you to extend the statute of limitations with respect to any item or issue in your tax returns other than, exclusively, the excise tax under Section 4999. If, as a result of the contest of any assertion by the Internal Revenue Service with respect to excise tax under Section 4999, you receive a refund of a Section 4999 excise tax previously paid and/or any interest with respect thereto, you shall promptly pay to the Company such amount as will leave you, net of the repayment and all tax effects, in the same position, after all taxes and interest, that you would have been in if the refunded excise tax had never been paid.

         9. NOTICES. All notices required or permitted to be given under this agreement shall be in writing and shall be mailed (postage prepaid by either registered or certified mail) or delivered, if to the Company, addressed to

         Flowserve Corporation
         222 West Las Colinas Boulevard
         Suite 1500
         Irving, Texas 75039

         Attention: Vice President-Secretary & General Counsel

and if to you, addressed to

         Charles Scott Greer
         160 Chesterfield Road
         Bloomfield Hills, MI  48304

Either party may change the address to which notices to such party are to be directed by giving written notice of such change to the other party in the manner specified in this paragraph. All notices, including without limitation, any Notice of Termination, shall be deemed to have been given upon the date of actual receipt by the recipient party.

June 7, 1999
Page 10

         10. ARBITRATION. Any dispute or controversy arising out of or relating to this agreement shall be settled by arbitration in Dallas, Texas, in accordance with the rules then obtaining of the American Arbitration Association, and judgment may be entered on the arbitrator's award in any court having jurisdiction.

         11. MISCELLANEOUS. No provision of this agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, signed by you and such officer of the Company as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or of compliance by such other party with, any condition or provision of this agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this agreement.

         12. GOVERNING LAW. The validity, interpretation, construction and performance of this agreement shall be governed by the laws of the State of Texas, without giving effect to the principles of conflicts of law thereof.

         13. VALIDITY. The invalidity or unenforceability of any provision of this agreement shall not affect the validity or enforceability of any other provision, which shall remain in full force and effect.

         If this letter correctly sets forth our agreement on the subject matter hereof, please so confirm by signing and returning the enclosed copy.

                                       Very truly yours,

                                       FLOWSERVE CORPORATION



                                       By: /s/ HUGH COBLE
                                           -------------------------------------
                                           Hugh Coble, Chairman of Executive
                                           Committee of the Board of Directors


Confirmed and agreed to:

/s/ CHARLES SCOTT GREER
-----------------------------------

                                                                      EXHIBIT C

                            NONCOMPETITION AGREEMENT


         This Noncompetition Agreement is entered into by and between Flowserve Corporation ("Company") and Charles Scott Greer ("Executive"), effective as of July 1, 1999.

                                   BACKGROUND

         The Company has employed the Executive as its successor Chief Executive Officer, President, and Chief Operating Officer, effective July 1, 1999.

         Because of the Executive's unique position with the Company and his knowledge of the Company's business, he could cause the Company considerable harm by providing his expertise to a competitor of the Company.

         To protect the legitimate interests of the Company, the Company and the Executive have agreed to enter into this Noncompetition Agreement in connection with Company's employment of the Executive.

         Therefore, the Executive agrees to be bound and restricted as provided for in this Agreement:

                                   AGREEMENT

         1. The restrictions of this Agreement shall apply while the Executive is employed by the Company and for a period of twenty-four months after the termination of his employment. If the Executive breaches any provision of this Agreement, the period during which the restrictions of this Agreement apply shall be extended for an additional period equal to the period of the breach, plus an additional three (3) months.

         2. While the restrictions of this Agreement apply, the Executive is prohibited from engaging in any direct or indirect competition with the Company. The activities prohibited by this Agreement include but are not limited to:

         (a) Performing services as a management employee or consultant.

         (b) Directly or indirectly accepting employment with, consulting with, or assisting any business that is involved with the sale, design, development, manufacture, or production of products competitive with those sold (or anticipated to be sold) by the Company. This prohibition shall apply to any employment with, involvement in, or control of another business, whether as an employee, owner, manager, sole proprietor, joint venturer, partner, shareholder, independent contractor, or in any other capacity. This prohibition shall not prevent the ownership of stock that is publicly traded, provided that (i) the investment is passive, (ii) the Employee has no other involvement with the corporation, (iii) the Employee's ownership interest is less than one percent, and (iv) the Employee makes full disclosure to the Company of the stock ownership at the time the Employee acquires it.

         (c) Directly or indirectly diverting or influencing or attempting to divert or influence any business of the Company to a competitor.

         (d) Directly or indirectly seeking to influence, facilitate, or encourage any Company employee to leave its employ.

         3. The restrictions outlined above shall be applicable and enforceable throughout the entire world.

         4. The Executive acknowledges that his breach of this Agreement would cause immediate and irreparable harm to the Company. The Company shall be entitled to obtain immediate injunctive relief in the form of a temporary restraining order without notice, preliminary injunction, or permanent injunction against the Executive to enforce the terms of this Agreement. The Company shall not be required to post any bond or other security and shall not be required to demonstrate any actual injury or damage to obtain such injunctive relief from the courts.

         5. To the extent that any damages are calculable resulting from the breach of this Agreement by the Executive, the Company shall be entitled to recover those damages from the Executive, including prejudgment interest at ten percent (10%) per annum from the date of the breach. Any recovery of damages by the Company shall be in addition to and not in lieu of the injunctive relief to which the Company is entitled. In no event shall a damage recovery be considered a penalty or liquidated damages, but it shall be considered as measurable compensatory damages for the Executive's breach of this Agreement.

         6. If the Executive breaches this Agreement, his right to any future payments pursuant to his employment agreement shall be forfeited as of the date of the breach, except to the extent that such forfeiture applies to benefits payable pursuant to a plan of the Company, if the forfeiture would violate the terms of such plan.

         7. If the Executive breaches this Agreement, the Company shall also be entitled to recover all costs of enforcement, including reasonable attorneys' fees, all expenses of litigation, and court costs.

         8. This Agreement shall survive the termination of the Executive's employment relationship with the Company and shall not be construed as limiting the Company's right to terminate his employment at any time, subject to the terms of any written employment agreement in effect at the time of termination.

         9. No claim or cause of action that the Executive may have against the Company, whether for breach of contract or otherwise, shall be a defense to the enforcement of this Agreement against the Executive.

         10. The Executive acknowledges that all of the restrictions contained in this Agreement are reasonable and necessary to protect the Company's legitimate interests. If a court determines that any provision of this Agreement is too broad to be enforceable at law or in equity, the remaining terms shall remain unimpaired, and the unenforceable provision shall be deemed replaced by a provision that is valid and enforceable and that most clearly approximates the intention of the parties with respect to the enforceable provision, as evidenced by the remaining valid enforceable provisions.

         11. This Agreement shall be enforceable by the Company or any successor in interest.

         12. This Agreement may not be modified orally. Any modification of this Agreement must reflected in a written agreement approved by the Company's Board and signed by the Executive and the members of the Board's Executive Committee.

         13. The Executive agrees to inform any prospective competing employer about the existence of this Agreement before accepting new employment and shall not agree, as a term of any new employment, that the new employer will defend the Executive or pay his attorneys' fees in the event of a lawsuit brought by the Company to enforce the terms of this Agreement.

         14. This Agreement shall be construed to fulfill the purposes of the Agreement and shall not be construed in favor of or against either party. Subject to the preceding sentence, this Agreement shall be governed in all respects by the laws of the State of New York.

         15. This Agreement may be enforced in the applicable courts of Dallas County, Texas or in any court where the Executive has breached or is alleged to have breached this Agreement. The Executive agrees to submit to the exclusive jurisdiction and venue of the applicable courts of Dallas County, Texas or in any county elected by the Company. Any action filed by the Executive shall not affect the enforceability of this provision, which shall govern.

FLOWSERVE CORPORATION



By: /s/ HUGH K. COBLE                  /s/ CHARLES SCOTT GREER
    -------------------------------    ------------------------------------
    (Signature)                        Charles Scott Greer

        Hugh K. Coble                  June 15, 1999
-----------------------------------    ------------------------------------
(Printed)                              Date

Chairman - Executive Committee
Board of Directors
-----------------------------------
(Office)

June 15, 1999
-----------------------------------
(Date)

                                   EXHIBIT D
                                                                        4/01/98

                             FLOWSERVE CORPORATION
                           INDEMNIFICATION AGREEMENT


         THIS AGREEMENT, made and entered into as of the 1st day of ________, 1999 by and between FLOWSERVE CORPORATION, a New York corporation (the "Company"), and _____________________ ("Indemnitee") is being executed under the following circumstances:

         A. Indemnitee is a director or officer of the Company and in such capacity is performing a valuable service for the Company.

         B. The Company recognizes that it is essential to attract and retain as directors and officers the most capable persons available.

         C. The Company and the Indemnitee also recognize that there is an increased risk of litigation and other claims being asserted against directors and officers of public companies in today's environment.

         D. Basic protection against undue risk of personal liability of directors or officers is achieved through a combination of

            (i) inclusion in the Company's Certificate of Incorporation of statutorily permitted limitations on liability,

            (ii)  directors and officers' liability insurance, and

            (iii) indemnification by the Company, to the extent permitted by law, against liabilities arising from service as a director or officer.

         E. Section 721 of the New York Business Corporation Law provides that the indemnification rights granted therein shall not be exclusive. As permitted by such Section, the Bylaws of the Company authorize the Company to enter into individual indemnification agreements with directors and officers.

         F. In recognition of Indemnitee's need for substantial protection against personal liability and in order to enhance Indemnitee's continued service to the Company in an effective manner, the Company and Indemnitee desire to enter into this Agreement to provide for the indemnification of Indemnitee to the full extent permitted by law.

         NOW, THEREFORE, in consideration of Indemnitee continuing to serve the Company directly, or, at its request, with another enterprise, the parties hereto agree as follows:

         1. Certain Definitions. For purposes of this Agreement the following terms have the meaning given here.

            (a)   "Board" means the Board of Directors of the Company.

            (b) "Disinterested Director" means a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification is sought by Indemnitee.

            (c)   "Effective Date" means the date of this Agreement.

            (d) "Expenses" include all reasonable attorneys' fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, or being or preparing to be a witness in a Proceeding.

            (e) "Good Faith" means Indemnitee having acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal Proceeding, having had no reasonable cause to believe Indemnitee's conduct was unlawful.

            (f) "Indemnifiable Event" means any event or occurrence related to the fact that Indemnitee is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, trustee, officer, employee, agent or representative of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, or by reason of anything done or not done by Indemnitee in any such capacity.

            (g) "Independent Counsel" means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five years has been, retained to represent: (i) the Company or Indemnitee in any matter material to either such party, or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term "Independent Counsel" shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee's rights under this Agreement.

            (h) "Proceeding" includes any action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other actual, threatened or completed proceeding whether civil, criminal, administrative or investigative, other than one initiated by Indemnitee. For purposes of the foregoing sentence, a "Proceeding" shall not be deemed to have been initiated by Indemnitee where Indemnitee seeks pursuant to this Agreement to enforce Indemnitee's rights under this Agreement.

         2. Term of Agreement. This Agreement shall continue until and terminate upon the later of:

                  (i) ten years after the date that Indemnitee shall have ceased to serve as a director, officer, employee, agent or fiduciary of the Company or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which Indemnitee served at the request of the Company, or

                  (ii) the final termination of all pending Proceedings in respect of which Indemnitee is granted rights of indemnification or advancement of expenses hereunder and of any proceeding commenced by Indemnitee pursuant to Section 9 of this Agreement relating thereto.

         3. Services by Indemnitee; Notice of Proceedings.

            (a) Services. Indemnitee agrees to serve as a director and/or officer. Indemnitee may at any time and for any reason resign from such position (subject to any other contractual obligation or any obligation imposed by operation of law).

            (b) Notice of Proceeding. If not otherwise known to the Company, Indemnitee agrees promptly to notify the Company in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding or matter which may be subject to indemnification or advancement of Expenses covered hereunder.

         4. Scope of Indemnification.

            (a) In General. In the event Indemnitee becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, a Proceeding as a result of (or arising in part out of) an Indemnifiable Event, the Company shall indemnify and advance Expenses to Indemnitee as provided in this Agreement and to the fullest extent permitted by law.

            (b) Authorized Indemnification. If, as a result of an Indemnifiable Event, Indemnitee is, or is threatened to be made, a party to any Proceeding, including a Proceeding by or in the right of the Company, upon determination of entitlement to indemnification and authorization in the manner provided for in Section 7 of this Agreement, Indemnitee shall be indemnified against Expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by Indemnitee or on Indemnitee's behalf in connection with such Proceeding or any claim, issue or matter therein; provided, however, that no indemnification may be made to or on behalf of Indemnitee if such indemnification is prohibited by law.

            (c) Indemnification of a Party who is Wholly or Partly Successful. Notwithstanding any other provision of this Agreement and without the need for any determination of entitlement to indemnification or authorization pursuant to
                  Section 7 of this Agreement, to the extent that Indemnitee is, as a result of an Indemnifiable Event, a party to and is successful, on the merits or otherwise, in any Proceeding, Indemnitee shall be indemnified to the maximum extent permitted by law against all Expenses, judgments, penalties, fines, and amounts paid in settlement, actually and reasonably incurred by Indemnitee or on Indemnitee's behalf in connection therewith. For purposes of this Agreement, and without limitation, Indemnitee shall be deemed to have been successful, on the merits or otherwise, if, (i) the final adjudication or determination of the Proceeding fails to assess liability for money damages against Indemnitee, or
                  (ii) the settlement, compromise, or other disposition of the Proceeding does not result in the liability of Indemnitee for any money damages.

                  If Indemnitee is not wholly successful in any Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify Indemnitee to the maximum extent permitted by law against all Expenses, judgments, penalties, fines, and amounts paid in settlement, actually and reasonably incurred by Indemnitee or on Indemnitee's behalf in connection with each claim, issue or matter as to which Indemnitee was successful, on the merits or otherwise.

                  In the event that Indemnitee seeks indemnification pursuant to this Section 4(c), such indemnification shall be made within ten days after submission of a written request therefor, provided that Indemnitee has verified that he was successful, on the merits or otherwise, by providing to the Company such information and documentation as may be reasonably required under Section 6 of this Agreement.

         5. Advancement of Expenses. The Company shall advance all reasonable Expenses which, as a result of an Indemnifiable Event, were incurred by or on behalf of Indemnitee in connection with any Proceeding within ten days after the receipt by the Company of a statement or statements from Indemnitee requesting such advance or advances, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by Indemnitee and shall include or be preceded or accompanied by an undertaking by or on behalf of Indemnitee to repay any Expenses upon a finding or final adjudication in such Proceeding that Indemnitee's acts were committed in bad faith or were the result of active and deliberate dishonesty or that Indemnitee personally gained in fact a financial profit or other advantage to which he was not legally entitled. Any advance and undertakings to repay pursuant to this Section 5 shall be unsecured and interest free.

         6. Initial Request for Indemnification. To obtain indemnification under this Agreement, Indemnitee shall submit to the Secretary of the Company a written request, including therein or therewith such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine the extent to which Indemnitee is entitled to indemnification. The Secretary of the Company shall promptly notify the Board in writing that Indemnitee has requested indemnification.

         7. Procedures for Determination of Entitlement to Indemnification.

            (a) Method of Determination. A determination (if required by applicable law or by this Agreement) with respect to Indemnitee's entitlement to indemnification shall be made as follows:

                  (i) The determination shall be made by the Board by a majority vote of a quorum consisting of Disinterested Directors.

                  (ii) In the event that a quorum of the Board consisting of Disinterested Directors is not obtainable or, even if obtainable, a quorum of Disinterested Directors so directs, the determination shall be made by Independent Counsel in a written opinion to the Board, a copy of which shall be delivered to Indemnitee.

                  (iii) If the Board or Independent Counsel fails to make such determination within 120 days after submission by Indemnitee of a request for indemnification (or, in the event of objection to the selection of Independent Counsel in accordance with clause 7(c)(ii), within 120 days after final selection or appointment of Independent Counsel), such failure shall be deemed to constitute a determination by the Board or by Independent Counsel, as the case may be, that Indemnitee is entitled to the indemnification so requested.

            (b) Standard for Determination. In the event that a determination of entitlement to indemnification is required under this Agreement or under applicable law, whether such determination is made by the Board or by Independent Counsel, the Indemnitee shall be deemed to be entitled to indemnification if Indemnitee acted in Good Faith. For purposes of this Agreement, Indemnitee shall be presumed to have acted in Good Faith unless there is a specific finding, either pursuant to this Section or by final adjudication in any Proceeding, that Indemnitee's acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that Indemnitee personally gained in fact a financial profit or other advantage to which he was not legally entitled.

            (c) Selection, Payment, and Discharge of Independent Counsel. In the event the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 7(a) of this Agreement, the Independent Counsel shall be selected, paid, and discharged in the following manner:

                  (i) The Independent Counsel shall be selected by the Board, and the Company shall give written notice to

                         Indemnitee advising Indemnitee of the identity of the Independent Counsel so selected.

                  (ii) Indemnitee may, within seven days after such written notice of selection has been given, deliver to the Company a written objection to such selection. Such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of "Independent Counsel" as defined in
                         Section 1(g) of this Agreement, and the objection shall set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the person so selected shall act as Independent Counsel. If such written objection is made, the Independent Counsel so selected may not serve as Independent Counsel unless and until a court has determined that such objection is without merit.

                  (iii) Either the Company or Indemnitee may petition a court of competent jurisdiction if the parties have been unable to agree on the selection of Independent Counsel within 30 days after submission by Indemnitee of a written request for indemnification pursuant to
                         Section 6 of this Agreement. Such petition may request a determination whether an objection to the Company's selection is with or without merit and/or seek the appointment as Independent Counsel of a person selected by the Court or by such other person as the Court shall designate. A person so appointed shall act as Independent Counsel under this Section 7.

                  (iv) The Company shall pay any and all reasonable fees and expenses of Independent Counsel incurred by such Independent Counsel in connection with acting pursuant to this Agreement, and the Company shall pay all reasonable fees and expenses incident to the procedures of this Section 7, regardless of the manner in which such Independent Counsel was selected or appointed.

                  (v) Upon the due commencement of any judicial proceeding or arbitration pursuant to Section 9 of this Agreement, Independent Counsel shall be discharged and relieved of any further responsibility in such capacity (subject to the applicable standards of professional conduct then prevailing).

            (d) Cooperation. Indemnitee shall cooperate with the person, persons or entity making the determination with respect to Indemnitee's entitlement to indemnification under this Agreement, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination. Any costs or expenses (including attorneys' fees and disbursements) incurred by Indemnitee in so cooperating with the person, persons or entity making such determination shall be borne by the Company (irrespective of the determination as to Indemnitee's entitlement to indemnification), and the Company hereby indemnifies and agrees to hold Indemnitee harmless therefrom.

            (e) Payment. If it is determined that Indemnitee is entitled to indemnification, payment to Indemnitee shall be made within ten (10) days after such determination.

            (f) Non-Applicability; Indemnification under Section 4(c). No determination of entitlement to indemnification or authorization of indemnification shall be required, and this
                  Section 7 shall have no applicability whatsoever, in the event that Indemnitee seeks indemnification, pursuant to
                  Section 4(c) hereof, as a result of an Indemnifiable Event in connection with any Proceeding, or any claim, issue or matter therein, as to which Indemnitee has been successful, on the merits or otherwise. In such event, indemnification shall be made, within ten days after request by Indemnitee, in accordance with Section 4(c) hereof.


         8. Presumptions and Effect of Certain Proceedings.

            (a) Burden of Proof. If a determination with respect to entitlement to indemnification is required under this Agreement, the person or persons or entity making such determination shall presume that Indemnitee acted in Good Faith and is entitled to indemnification under this Agreement, and the Company shall have the burden of proof to overcome that presumption by clear and convincing evidence in connection with the making by any person, persons or entity of any determination contrary to that presumption.

            (b) No Presumption. For purposes of this Agreement, the termination of any Proceeding by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that Indemnitee did not act in Good Faith or meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law.

            (c) Actions of Others. The knowledge and/or actions, or failure to act, of any director, officer, agent or employee of the Company shall not be imputed to Indemnitee for purposes of determining the right to indemnification under this Agreement.

         9. Remedies of Indemnitee.

            (a) Application. This Section 9 shall apply in the event of a Dispute. For purposes of this Agreement, "Dispute" means any of the following:

                  (i) A determination is made pursuant to Section 7 of this Agreement that Indemnitee is not entitled to indemnification under this Agreement, and Indemnitee gives to the Company written notice of objection to such determination within 90 days after his receipt of written notice of such determination.

                  (ii)   Advancement of Expenses is not timely made pursuant to
                         Section 5 of this Agreement.

                  (iii)  Payment of indemnification is not made pursuant to
                         Section 7(e) of this Agreement within ten days after a determination has been made (or is deemed to have been made) that Indemnitee is entitled to indemnification pursuant to Section 7(a) of this Agreement.

                  (iv) Payment of indemnification is not made within ten days after a written request for indemnification pursuant to Section 4(c) of this Agreement.

            (b) Adjudication. In the event of a Dispute, Indemnitee shall be entitled to an adjudication in an appropriate court of the State of New York or in any other court of competent jurisdiction, of Indemnitee's entitlement to such indemnification or advancement of Expenses. Alternatively, Indemnitee, at Indemnitee's option, may seek an award in arbitration to be conducted in Dallas, Texas (or, at Indemnitee's option, if Dallas,

                  Texas is not then the location of the Company's executive offices, in the city in which the Company's executive offices are then located) by a single arbitrator pursuant to the rules of the American Arbitration Association. The Company shall not oppose Indemnitee's right to seek any such adjudication or award in arbitration.

            (c) De Novo Review. In the event that a determination shall have been made pursuant to Section 7 of this Agreement that Indemnitee is not entitled to indemnification, any judicial proceeding or arbitration commenced pursuant to this Section 9 shall be conducted in all respects as a de novo trial, or arbitration, on the merits and Indemnitee shall not be prejudiced by reason of the prior adverse determination. In any such proceeding or arbitration, the Company shall have the burden of proving by clear and convincing evidence that Indemnitee is not entitled to indemnification or advancement of Expenses, as the case may be.

            (d) Company Bound. If a determination shall have been made or be deemed to have been made pursuant to Section 7 of this Agreement that Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding or arbitration absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee's statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law.

            (e) Procedures Valid. The Company shall be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Section 9 that the procedures and presumptions of this Agreement are not valid, binding and enforceable.

            (f) Expenses of Adjudication. In the event that Indemnitee seeks a judicial adjudication or an award in arbitration to enforce Indemnitee's rights under, or to recover damages for breach of, this Agreement, Indemnitee shall be entitled to recover from the Company, and shall be indemnified by the Company against, any and all Expenses actually and reasonably incurred by Indemnitee in such adjudication or arbitration, but only if Indemnitee prevails therein. If it shall be determined in such adjudication or arbitration that Indemnitee is entitled to receive part but not all of the indemnification or advancement of Expenses sought, the Expenses incurred by Indemnitee in connection with such adjudication or arbitration shall be appropriately prorated.

         10. Non-Exclusivity; Subrogation.

            (a) Non-exclusivity. The rights of Indemnitee hereunder shall be in addition to any other rights Indemnitee may now or hereafter have to indemnification by the Company. The Company hereby undertakes to use its best efforts to assist Indemnitee, in all proper and legal ways, to obtain any and all such indemnification benefits to which Indemnitee is entitled.

            (b) Subrogation. In the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

            (c) No Duplicative Payment. The Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

         11. General Provisions.

            (a) Successors and Assigns. This Agreement shall be binding upon the Company and its successors and assigns and shall inure to the benefit of Indemnitee and Indemnitee's heirs, executors and administrators.

            (b) Interpretation of Agreement; Severability. It is the intention of the parties to this Agreement to provide for indemnification under all circumstances where to do so would not violate applicable law and the terms and provisions of this Agreement shall be construed and interpreted consistent with that intention. Nonetheless, if any provision, or any portion of a provision, of this Agreement or any indemnification under this Agreement shall for any reason be determined by any court of competent jurisdiction to be invalid, unlawful or unenforceable under current or future laws, such provision or portion thereof shall be fully severable and the remaining provisions of this Agreement shall not otherwise be affected thereby but will remain in full force and effect and, to the fullest extent possible, shall be construed so as to give effect to the intent manifested by the provision or portion thereof held invalid, illegal or unenforceable.

            (c) No Adequate Remedy. The parties declare that it is impossible to measure in money the damages which will accrue to either party by reason of a failure to perform any of the obligations under this Agreement. Therefore, if either party shall institute any action or proceeding to enforce the provisions hereof, such party against whom such action or proceeding is brought hereby waives the claim or defense that such party has an adequate remedy at law, and such party shall not urge in any such action or proceeding the claim or defense that the other party has an adequate remedy at law.

            (d) Headings. The headings of the Sections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

            (e) Waiver. Failure to enforce any term or condition of this Agreement shall not be deemed a waiver of that term or condition for the future, nor shall any specific waiver of a term or condition at one time be deemed a waiver of such term or condition for the future.

            (f) Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if (i) delivered by hand to the party to whom such notice or other communication shall have been directed, or (ii) deposited in the United States Mail, registered or certified, postage prepaid, addressed to the party for whom it is intended, at the address of such party as specified in this Agreement:

                  If to Indemnitee, to:

                  As shown with Indemnitee's Signature below.

                  If to the Company to:

                         Flowserve Corporation
                         222 Las Colinas Boulevard, Suite 1500
                         Irving, Texas 75039-5421
                         Attention:  Corporate Secretary
                  or to such other address as may have been furnished to Indemnitee by the Company or to the Company by Indemnitee, as the case may be.

            (g) Governing Law. The parties agree that this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York as applicable to contracts made and wholly performed therein.

            (h) Entire Agreement; Amendments and Modifications. This instrument embodies the entire agreement among the parties with respect to the subject matter hereof, and all prior discussions, negotiations and agreements are merged herein. No modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

                                       FLOWSERVE CORPORATION



                                       By
                                          --------------------------------------
                                          Bernard G. Rethore
                                          Chairman and Chief Executive Officer



                                       INDEMNITEE


                                       -----------------------------------------